Kingstone Declares Quarterly Cash Dividend of $0.06 Per Share

KINGSTON, N.Y., October 23, 2026 (GLOBE NEWSWIRE) -- Kingstone Companies, Inc. (Nasdaq: KINS) ("Kingstone" or the "Company"), a regional property and casualty insurance holding company, today announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per share of common stock. The dividend is payable on November 25, 2026, to stockholders of record at the close of business on November 11, 2026.

This is the Company’s sixth consecutive quarterly dividend since the dividend was reinstated in July 2025, and the second at the $0.06 per share rate following the 20% increase approved by the Board in July 2026.

About Kingstone Companies, Inc.
Kingstone is a regional property and casualty insurance holding company whose principal operating subsidiaries write business through retail and wholesale agents and brokers. Kingstone delivers tailored homeowners insurance solutions through its sophisticated product suite, Select, supported by a scalable and efficient operating platform that enables the Company to pursue significant market opportunities and strategic expansion. Kingstone was the 11th largest writer of homeowners insurance in New York in 2025 and is diversifying its geographic footprint by writing in Connecticut on an admitted basis and California on a non-admitted basis.
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